Exhibit 10.2

Exit Fee Agreement

Reference is made to the Loan and Security Agreement, dated as of January 5, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Solar Capital Ltd., a Maryland corporation (“Solar”), as collateral agent (in such capacity, “Agent”), the lenders party thereto from time to time including Solar in its capacity as a lender (each a “Lender” and collectively, the “Lenders”), and Alimera Sciences, Inc., a Delaware corporation (“Borrower”). As a condition precedent to the Lenders’ entry into the Loan Agreement, the Lenders require that Borrower agree to pay to the Lenders a fee upon the occurrence of certain events, as described in this Exit Fee Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Exit Fee Agreement”), dated as of January 5, 2018 (the “Effective Date”), by and among Solar as Agent, the Lenders and Borrower. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement.

Therefore, in consideration of the Lenders entering into the Loan Agreement, Borrower hereby agrees as follows:

1.Trigger Event. For purposes hereof, “Trigger Event” shall mean an Exit Event and/or a Sales Milestone Event, as such terms are defined below.

a.
For purposes hereof, “Exit Event” shall mean the first to occur of: (a) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary; (b) a consolidation, merger or reverse merger of Borrower with or into another corporation or entity or other reorganization or similar transaction or series of related transactions of similar nature involving Borrower in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent 35% of the equity securities of the surviving entity entitled to vote for members of the board of directors or equivalent governing body of such surviving entity on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (c) a sale, lease, transfer, exclusive license, exchange, dividend or other disposition of all or substantially all of the assets of Borrower; (d) the issuance and/or sale by Borrower in one or a series of related transactions of shares of its common stock (“Common Stock”) (or securities convertible or exchangeable into or exercisable for shares of Common Stock) in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all option rights, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein); and (e) any other form of acquisition or business combination where Borrower is the target of such acquisition and where a change of control occurs such that the person that acquires Borrower has the power after such transaction to elect a majority of the board of directors of Borrower as a result of such transaction.

b.
For purposes hereof, the “First Sales Milestone Event” shall mean the achievement of Borrower of revenues calculated in accordance with GAAP from the sale in the ordinary course of business to third party customers of fluocinolone acetonide intravitreal implants (marketed on the Effective Date as “Illuvien” and referred to herein as “Illuvien”), measured on a trailing twelve (12) month basis during the term hereof, tested at the end of each month, equal to or greater than $80,000,000.

c.
For purposes hereof, the “Second Sales Milestone Event” shall mean the achievement of Borrower of revenues calculated in accordance with GAAP from the sale in the ordinary course of business to third party customers of Illuvien, measured on a trailing twelve (12) month basis, tested at the end of each month, equal to or greater than $100,000,000 (inclusive of any revenues calculated for the First Sales Milestone Event).

The First Sales Milestone Event and the Second Sales Milestone Event are individually referred to herein as a “Sales Milestone Event” and collectively referred to herein as the “Sales Milestone Events.”

2.Reporting. Borrower agrees to provide the Lenders (a) written notice of each Trigger Event as soon as practicable following the occurrence of such Trigger Event, but in any event not more than (i) three Business Days after any Exit Event and (ii) thirty (30) days after any Sales Milestone Event; (b) on and after the termination of the Loan Agreement, as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and, if prepared by Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such quarter, certified by a Responsible Officer and in a form reasonably acceptable to Agent; and (c) if reasonably requested in writing by Agent in light of Borrower’s financial statements provided to the Lenders as required under clause (b), a statement reflecting Borrower’s revenues calculated in accordance with GAAP from the sale in the ordinary course of business to third party customers of Illuvien, measured on a trailing twelve (12) month basis during the term hereof, tested at the end of the preceding month, with such statement to be provided within thirty (30) days after such request.

3.Exit Fee. Upon the occurrence of each Trigger Event and in accordance with Section 4 below, Borrower agrees to pay to each Lender in accordance with its Pro Rata Share (provided that if such payment is made after the termination of the Loan Agreement, such payment shall be made in accordance with each such Lender’s Pro Rata Share as was in effect immediately before the termination of the Loan Agreement) in immediately available funds, a fee (the “Exit Fee”) in the amount equal to:

a.	in the case of an Exit Event, $2,000,000;

b.	in the case of the First Sales Milestone Event, $1,000,000; and

c.	in the case of the Second Sales Milestone Event, $1,000,000.

Notwithstanding the foregoing, in no event shall the aggregate Exit Fees paid exceed $2,000,000 (the “Maximum Exit Fee”). The Exit Fee shall be considered fully earned on the Effective Date, subject to the terms of this Exit Fee Agreement.

4.Payment. The applicable Exit Fee shall be paid to the Lenders not later than two (2) Business Days after the applicable reporting deadline of each such Trigger Event as set forth in Section 2(a). Failure to so timely pay the full amount of the Exit Fee to the Lenders shall be an Event of Default under the Loan Agreement, so long as the Loan Agreement is then in effect.

5.Termination; Assignment. This Exit Fee Agreement shall be binding on Borrower and its respective successors and assigns and shall terminate upon the earlier to occur of (a) payment in full of the Maximum Exit Fee pursuant to the terms of this Exit Fee Agreement, or (b) on the tenth (10th) anniversary of the Effective Date. For the avoidance of doubt, this Exit Fee Agreement shall survive the termination of the Loan Agreement or any other Loan Document. Borrower may not assign this Exit Fee Agreement without the prior written consent of Solar or its permitted successors and assigns. Each Lender may assign this Exit Fee Agreement solely in connection with, and subject to the terms of, an assignment or transfer made pursuant to the terms of Section 12.1 of the Loan Agreement, which shall govern such an assignment or transfer even if the Loan Agreement has previously been terminated.

6.GOVERNING LAW. THIS EXIT FEE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.Indemnification. Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Exit Fee Agreement; and (b) all losses or Lenders’ Expenses incurred, or paid by an Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Exit Fee Agreement between Agent, and/or the Lenders and Borrower (including reasonable attorneys’

fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

8.Amendment. This Exit Fee Agreement may be amended or modified only pursuant to the terms of Section 12.5 of the Loan Agreement.

9.Severability of Provisions. Each provision of this Exit Fee Agreement is severable from every other provision in determining the enforceability of any provision.

10.Counterparts. This Exit Fee Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Exit Fee Agreement. Delivery of an executed counterpart of a signature page of this Exit Fee Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

[Balance of Page Intentionally Left Blank]

Agreed:

SOLAR CAPITAL LTD., as Agent and Lender
By:	/s/ Anthony J. Storino
Name:	Anthony J. Storino
Title:	Authorized Signatory
Agreed:

[Signature Page to Exit Fee Agreement]

ALIMERA SCIENCES, INC., as Borrower
By:	/s/ Richard S. Eiswirth
Name:	Richard S. Eiswirth
Title:	President and CFO

[Signature Page to Exit Fee Agreement]

Agreed:

SUNS SPV LLC, as Lender
By:	/s/ Richard L. Peteka
Name:	Richard L. Peteka
Title:	CFO

[Signature Page to Exit Fee Agreement]